Exhibit 99.2

	CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Chief Financial Officer
(770) 437-6800

Financial Dynamics:
Christine Mohrmann, Jim Olecki
FOR IMMEDIATE RELEASE		(212) 850-5600

INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
-- Fourth Quarter Sales Up 12% Year-Over-Year --
-- Fourth Quarter Operating Income Increases 51% Year-Over-Year --

ATLANTA, Georgia, February 22, 2006 - Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings and fabrics company, today announced results for the fourth quarter and full year ended January 1, 2006.

Sales in the 2005 fourth quarter rose 12.0% to $260.6 million from $232.6 million in the year ago period. Operating income in the 2005 fourth quarter was $23.1 million, compared with operating income of $15.3 million in the fourth quarter 2004, an increase of 51.0%. As a percentage of sales, operating income improved to 8.9% in the fourth quarter of 2005 versus 6.6% in the fourth quarter of last year.

Pursuant to the provisions of the American Jobs Creation Act of 2004, the Company repatriated $25.4 million of earnings from foreign subsidiaries during the fourth quarter of 2005. This action took advantage of an opportunity to repatriate the funds at a substantially reduced tax rate, provided the transaction occurred before the end of 2005. Consequently, the Company recorded a tax charge of approximately $1.8 million, or $0.03 per share, in the fourth quarter related to the repatriation. After this charge, net income for the fourth quarter 2005 was $5.7 million, or $0.11 per diluted share, compared with a net loss in the fourth quarter of 2004 of $4.4 million, or $0.08 per diluted share.

“The year 2005 was very gratifying, as we built upon the momentum generated during our turnaround in 2004,” said Daniel T. Hendrix, President and Chief Executive Officer. “We continued to expand our leadership position in the worldwide modular market, outpacing the growth in the overall industry. While we garnered the benefit of some resurgence in our core corporate office market, we also took further steps to significantly diversify our revenue base through our segmentation strategy.  This was true not only in modular but also in our fabrics and broadloom businesses, each of which delivered solid improvements in both sales and profitability during the year. Importantly, we also were able to largely offset rising raw material costs through enhanced manufacturing efficiencies, diligent cost management and successfully passing through price increases, which led to higher operating margins.”

INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS	-2-

Mr. Hendrix added, “Modular carpet is increasingly becoming the floorcovering of choice across most commercial market segments, and that is reflected by the 13% increase year-over-year in worldwide sales we achieved in the fourth quarter. This growth was particularly strong in the U.S. and Asia-Pacific regions, where strong order flows produced record fourth quarter results  - for the second year in a row. Furthermore, our Europe modular business had its best quarter in the last five years.  The growing strength of the corporate office market also led to an 11% increase year-over-year in fabrics sales in the fourth quarter. We are pleased with the progress made in this business during the year, as we were successful in our efforts to reduce costs, penetrate the automotive market, and significantly improve profitability over prior year levels. In addition, our Bentley Prince Street broadloom business posted its best quarter in five years, with sales in the fourth quarter increasing 15% year-over-year, while our cost control efforts within this division led to substantial profitability growth.”

Patrick C. Lynch, Vice President and Chief Financial Officer, commented, “Financially, this was an important year for Interface, as our results affirm the strategic actions we have taken within the business. Based on the leverage in our operating model, we were able to capitalize on the growth opportunities presented in our markets, while containing costs and decreasing selling, general and administrative expenses as a percentage of overall sales. At the same time, we maintained our focus on cash flow, generating a $29.1 million net increase in cash for the year.”

For the full year 2005, sales increased 11.8% to $985.8 million, compared with $881.7 million in 2004. Operating income rose 35.0% to $82.0 million, or 8.3% of sales, from $60.7 million, or 6.9% of sales, last year. Income from continuing operations was $18.0 million, or $0.34 per diluted share, for 2005, versus income from continuing operations of $6.4 million, or $0.12 per diluted share, a year ago. In connection with the Company’s repatriation in 2005 of an aggregate of $35.9 million of earnings of foreign subsidiaries, it recorded aggregate tax charges of $3.4 million, or $0.06 per diluted share. After these charges, together with losses from discontinued operations of $14.8 million and a loss on disposal of $1.9 million, net income for 2005 was $1.2 million, or $0.02 per diluted share. This compares with a net loss in 2004 of $55.4 million, or $1.06 per diluted share (which included a loss from discontinued operations of $58.8 million and a loss on disposal of $3.0 million).

Mr. Hendrix concluded, “We are very pleased with our results for the fourth quarter and full year 2005. We believe we are well positioned to continue the strong momentum in all of our businesses in 2006 by driving our segmentation strategy and maintaining careful control over our cost structure.”

INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS	-3-

The Company will host a conference call today, February 22, 2006, at 4:30 p.m. Eastern Time, to discuss its fourth quarter and full year 2005 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1211711 or through the Company’s website at http://www.interfaceinc.com/results/investor/. The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through February 22, 2007 at 11:59 p.m. Eastern Time.

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value. The Company is the world’s largest manufacturer of modular carpet under the Interface, InterfaceFLOR, Heuga, Bentley and Prince Street brands, and, through its Bentley and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Chatham and Camborne brands, and provides specialized fabric services through its TekSolutions business.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” included in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the construction and renovation of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness which could have important negative consequences to us,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS	-4-

Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	1-Jan-06	2-Jan-05	1-Jan-06	2-Jan-05

Net Sales	$260,608	$232,590	$985,766	$881,658
Cost of Sales	180,819	164,432	681,069	616,297
Gross Profit	79,789	68,158	304,697	265,361
Selling, General and Administrative Expenses	56,693	52,854	222,696	204,619
Operating Income	23,096	15,304	82,001	60,742
Interest Expense	11,055	11,271	45,541	46,023
Bond Offering Cost	-	-	-	1,869
Other Expense (Income), Net	(106)	756	933	2,366
Income Before Taxes	12,147	3,277	35,527	10,484
Income Tax Expense	6,381	1,425	17,561	4,044
Income from Continuing Operations	5,766	1,852	17,966	6,440
Discontinued Operations, Net of Tax	(50)	(2,748)	(14,791)	(58,815)
Loss on Disposal, Net of Tax	-	(3,492)	(1,935)	(3,027)
Net Income (Loss)	$5,716	$(4,388)	$1,240	$(55,402)

Earnings (Loss) Per Share - Basic
Continuing Operations	$0.11	$0.04	$0.35	$0.13
Discontinued Operations	-	(0.05)	(0.29)	(1.16)
Loss on Disposal	-	(0.07)	(0.04)	(0.06)
Earnings (Loss) Per Share - Basic	$0.11	$(0.08)	$0.02	$(1.09)

Earnings (Loss) Per Share - Diluted
Continuing Operations	$0.11	$0.04	$0.34	$0.12
Discontinued Operations	-	(0.05)	(0.28)	(1.12)
Loss on Disposal	-	(0.07)	(0.04)	(0.06)
Earnings (Loss) Per Share - Diluted	$0.11	$(0.08)	$0.02	$(1.06)

Common Shares Outstanding - Basic	51,834	51,026	51,551	50,682
Common Shares Outstanding - Diluted	53,171	52,870	52,895	52,171

Orders from Continuing Operations	$268,000	$247,700	$1,026,400	$951,900
Continuing Operations Backlog (as of 01/01/06 and 01/02/05, respectively)			$104,000	$91,700

Consolidated Condensed Balance Sheets
(In thousands)			1-Jan-06	2-Jan-05
Assets
Cash			$51,312	$22,164
Accounts Receivable			141,408	142,228
Inventory			130,209	137,618
Other Current Assets			21,164	22,756
Assets of Businesses Held for Sale			5,526	42,788
Total Current Assets			349,619	367,554
Property, Plant & Equipment			185,643	194,702
Other Assets			303,728	307,542
Total Assets			$838,990	$869,798

Liabilities
Current Liabilities			$140,107	$138,712
Long-Term Debt			-	-
Senior and Senior Subordinated Notes			458,000	460,000
Other Liabilities			68,807	76,908
Total Liabilities			666,914	675,620
Shareholders’ Equity			172,076	194,178
Total Liabilities and Shareholders’ Equity			$838,990	$869,798

- M O R E -

INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS	-5-

Consolidated Condensed Statements of Cash Flows	Twelve Months Ended
(In millions)	1-Jan-06		2-Jan-05

Net Income (Loss)		$1.2		$(55.4)
Depreciation, Amortization and other non-cash		32.5		33.3
Deferreds and other non-cash items		10.4		52.8
Change in Working Capital
Accounts Receivable	(6.7)		0.3
Inventories	2.8		(1.9)
Prepaids	(2.7)		1.0
Accounts Payable and Accrued Expenses	11.8		(1.9)
Cash Provided from Operating Activities of Continuing Operations		49.3		28.2
Cash Provided from (used in) Operating Activities of Discontinued Operations		12.0		(18.7)
Cash Provided from Operating Activities		61.3		9.5
Cash Used in Investing Activities		(30.6)		(7.8)
Cash Provided from Financing Activities		0.9		15.2
Effect of Exchange Rate Changes on Cash		(2.5)		2.3
Net Increase in Cash		$29.1		$19.2

Consolidated Condensed Segment Reporting
(In millions)

	Three Months Ended			Twelve Months Ended
	1-Jan-06	2-Jan-05	% Change	1-Jan-06	2-Jan-05	% Change
Net Sales
Modular Carpet	$171.0	$151.8	12.7%	$646.2	$563.4	14.7%
Bentley Prince Street	35.5	31.0	14.5%	125.2	119.1	5.1%
Fabrics Group	51.0	46.1	10.6%	198.8	186.4	6.7%
Specialty Products	3.1	3.7	(16.2)%	15.6	12.8	21.9%
Total	$260.6	$232.6	12.0%	$985.8	$881.7	11.8%

Operating Income (Loss)
Modular Carpet	$21.4	$19.2		$77.4	$63.9
Bentley Prince Street	1.7	0.3		3.5	0.1
Fabrics Group	1.3	(1.0)		4.3	0.8
Specialty Products	0.0	(0.3)		0.6	(0.5)
Corporate Expenses and Eliminations	(1.3)	(2.9)		(3.8)	(3.6)
Total	$23.1	$15.3		$82.0	$60.7

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